Exhibit 99.2

PHOTRONICS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	April 28, 2019	January 27, 2019	April 29, 2018	April 28, 2019	April 29, 2018

Revenue	$131,580	$124,712	$130,779	$256,291	$254,225

Cost of goods sold	105,570	98,610	97,960	204,179	193,744

Gross profit	26,010	26,102	32,819	52,112	60,481

Operating Expenses:

Selling, general and administrative	13,269	13,792	13,637	27,061	25,387

Research and development	3,542	4,263	3,817	7,805	7,921

Total Operating Expenses	16,811	18,055	17,454	34,866	33,308

Operating income	9,199	8,047	15,365	17,246	27,173

Other income (expense), net	3,931	1,108	3,332	5,039	(774)

Income before income taxes	13,130	9,155	18,697	22,285	26,399

Income tax provision	3,278	1,387	3,508	4,665	1,729

Net income	9,852	7,768	15,189	17,620	24,670

Net income attributable to noncontrolling interests	1,373	2,501	4,524	3,874	8,107

Net income attributable to Photronics, Inc. shareholders	$8,479	$5,267	$10,665	$13,746	$16,563

Earnings per share:

Basic	$0.13	$0.08	$0.15	$0.21	$0.24

Diluted	$0.13	$0.08	$0.15	$0.20	$0.23

Weighted-average number of common shares outstanding:

Basic	66,261	66,583	69,293	66,422	69,024

Diluted	70,597	67,047	75,190	71,593	75,052